UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

KOLORFUSION INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Colorado	0-28351	84-1317836
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16075 E. 32nd Ave. Suite A Aurora, CO.	80011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 340-9994

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Effective February 12, 2009, Mr. Arnold Tinter of Denver, Colorado was appointed to serve as a director of Kolorfusion International, Inc. (the “Company”).  The appointment was made to fill the seat now vacated as of February 11, 2009 the vacated seat and this appointment were done in accordance with the Company’s by-laws as allowed under Article II 8. b. The Company’s Board of Directors (the “Board”) has not yet determined the committee or committees of the Board on which Mr. Tinter will serve.

Mr. Tinter has been the chief financial officer of a publically held company engaged in the restaurant franchising industry since September 1, 2006. From 1990 to the present, he has been the president of Corporate Finance Group, a company involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. From May 2001 to May 2003, he served as Chief Financial Officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he served as that company’s Chief Executive Officer. Mr. Tinter is a Certified Public Accountant.

As compensation for his service on the Board, Mr. Tinter will receive the Company’s standard compensation for non-employee directors. There are no understandings or arrangements between Mr. Tinter and any other person pursuant to which he was selected as a director.

Attached as Exhibit 99.1 is a copy of the press release issued by the Company announcing the appointment of Mr. Tinter.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated February 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOLORFUSION INTERNATIONAL, INC.

Date: February 12, 2009	By:	/s/ Stephen R. Nagel

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 12, 2009.